EXHIBIT 10.58

FIRST AMENDMENT TO

CONSULTING AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) effective as of December 13, 2005 (the “Effective Date”), to the Consulting Agreement dated June 30, 2005, is entered into by and between MSC.Software Corporation, a Delaware corporation (“MSC”) and Kenneth D. Blakely, an individual (“Blakely”).

WHEREAS, Blakely was previously employed as the Vice President of Special Projects for MSC;

WHEREAS, Blakely and MSC mutually agreed to terminate Blakely employment relationship with MSC pursuant to an Employment Separation and General Release Agreement dated June 30, 2005 (the “Separation Agreement”); and

WHEREAS, MSC and Blakely thereafter entered into that certain Consulting Agreement dated June 30, 2005 for the purpose of Blakely rendering consulting services from time to time to MSC (the “Agreement”); and

WHEREAS, MSC and Blakely desire to amend the Agreement in order to extend the Consulting Term as that term is defined in the Agreement, from December 31, 2005 through and including March 31, 2006;

NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The first sentence of Section I of the Agreement shall be amended so as to read as follows:

“I. Engagement. MSC hereby engages Blakely and Blakely hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the period commencing July 1, 2005 and ending on March 31, 2006 unless earlier terminated as provided in Section IV herein (such period is referred to as the “Consulting Term”).”

2.	Consistent with the extension of the Consulting Term as referenced above, wherever the Agreement refers to the ending date of December 31, 2005, that date shall be extended through March 31, 2006.

For purposes of clarity, with regard to the 2000 Executive Cash or Stock Bonus Plan (the “Plan”) under which Blakely has scheduled deferred bonus payments, and consistent with the rules of the Plan and MSC’s policy, Blakely shall be paid any amounts previously awarded under the Plan on or about March 31, 2006, co-terminus with the end of the Consulting Term, which payments shall not imply a bonus for the year ending December 31, 2005.

This Amendment shall in no way affect the terms of the Separation Agreement between the parties, and any amendments thereto including, without limitation, the treatment of Blakely’s stock options as set forth in Section XI of the Separation Agreement.

Except as expressly modified by this First Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms, and shall constitute the legal, valid, binding, and enforceable obligations of MSC and Blakely. This First Amendment, including the Agreement and any attachments thereto, is the complete agreement of the parties and supersedes any prior agreements or representations, whether oral or written, with respect thereto. In the event of a conflict between the terms of this First Amendment and the Agreement, the terms of the First Amendment shall govern as to the subject matter referenced herein.

[Signatures intentionally appear on the following page.]

IN WITNESS WHEREOF, the parties have signed this First Amendment on the dates indicated below.

MSC.Software Corporation a Delaware Corporation		Kenneth D. Blakely an Individual

By:	/s/ WILLIAM J. WEYAND	By:	/s/ KENNETH D. BLAKELY
Name:	William J. Weyand	Name:	Kenneth D. Blakely
Title:	Chief Executive Officer	Title:	Blakely
Date:	December 23, 2005	Date:	December 23, 2005